Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2011

BEVERLY, Mass. — April 27, 2011—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2011. Revenue for the first quarter was $93.2 million, compared with $93.4 million in Q4, and $48.5 million for the same period a year ago.  Net income for the quarter was $1.8 million, or $0.02 per diluted share.  Prior quarter net income was $4.3 million or $0.04 per diluted share, of which $2.1 million or $0.02 per diluted share was attributable to a one- time tax benefit. In the prior year period, the company reported a net loss of $11.1 million or $0.11 cents per share.  Cash and cash equivalents, including restricted cash, were $44.9 million at March 31, 2011.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Axcelis is off to a solid start in 2011.  The momentum we built in 2010 with our Optima and Integra product lines is accelerating as customers continue to recognize the productivity and technological advantages our systems provide.” She continued, “As expected, we gained market share in implant in 2010, particularly in high current and in high energy. Over the next year, we plan to continue to introduce highly differentiated technology, further expanding our customer base and gaining additional market share.”

First Quarter 2011 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the first quarter of 2011.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-888-713-4205 (1-617-213-4862 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies and pass code: 49696794.

Webcast replays will be available from 8 pm ET on April 27, 2011 until 11:59 pm on June 26, 2011.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended
	March 31,
	2011	2010
Revenue
Product	$86,603	$40,278
Service	6,567	8,222
	93,170	48,500
Cost of revenue
Product	56,873	30,320
Service	5,216	5,173
	62,089	35,493

Gross profit	31,081	13,007
Operating expenses
Research and development	11,818	9,133
Sales and marketing	7,819	6,604
General and administrative	9,055	7,700
	28,692	23,437

Income (loss) from operations	2,389	(10,430)

Other income (expense)
Interest income	6	29
Other, net	(450)	(407)
	(444)	(378)

Income (loss) before income taxes	1,945	(10,808)

Income taxes	133	293

Net Income (loss)	$1,812	$(11,101)

Net income (loss) per share	$0.02	$(0.11)
Basic	$0.02	$(0.11)
Diluted

Shares used in computing net income (loss) per share	105,936	104,116
Basic	110,791	104,116
Diluted

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$44,782	$45,743
Accounts receivable, net	49,948	57,888
Inventories, net	123,356	109,653
Prepaid expenses and other current assets	11,026	15,346
Total current assets	229,112	228,630

Property, plant and equipment, net	38,315	38,594
Long-term restricted cash	113	107
Other assets	18,770	13,541
	$286,310	$280,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,064	$36,709
Accrued compensation	12,877	10,597
Warranty	3,060	2,556
Deferred revenue	10,880	13,859
Other current liabilities	3,855	4,408
Total current liabilities	68,736	68,129

Long-term deferred revenue	2,417	2,417
Other long-term liabilities	5,090	4,759

Stockholders’ equity
Preferred stock	—	—
Common stock	106	106
Additional paid-in capital	495,330	493,967
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(291,708)	(293,520)
Accumulated other comprehensive income	7,557	6,232
	210,067	205,567
	$286,310	$280,872

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

In thousands

(Unaudited)

	Three months ended
	March 31,
	2011	2010
Cash flows from operating activities
Net loss	$1,812	$(11,101)
Adjustments to reconcile net loss to net cash used for operating activities
Depreciation and amortization	1,882	1,937
Deferred taxes	33	167
Stock-based compensation expense	1,222	817
Provision for excess inventory	246	758
Changes in operating assets & liabilities:
Accounts receivable	8,245	(15,425)
Inventories	(13,350)	8,252
Prepaid expenses and other current assets	4,404	(362)
Accounts payable & other current liabilities	3,168	4,922
Deferred revenue	(2,996)	526
Income taxes	3	(408)
Other assets and liabilities	(5,875)	54
Net cash used for operating activities	(1,206)	(9,863)
Cash flows from investing activities
Expenditures for property, plant, and equipment	(610)	(263)
Decrease (increase) in restricted cash	(6)	319
Net cash provided by (used for) investing activities	(616)	56
Cash flows from financing activities
Financing fees and other expenses	—	(431)
Proceeds from exercise of stock options	197	32
Proceeds from Employee Stock Purchase Plan	239	169
Net cash provided by (used for) financing activities	436	(230)
Effect of exchange rate changes on cash	425	(182)
Net decrease in cash and cash equivalents	(961)	(10,219)
Cash and cash equivalents at beginning of period	45,743	45,020
Cash and cash equivalents at end of period	$44,782	$34,801